UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 20, 2005

BARRETT BUSINESS SERVICES, INC.
(Exact name of registrant as specified in charter)

Maryland
(State or other jurisdiction of incorporation)

0-21886
(SEC File Number)

52-0812977
(IRS Employer Identification No.)

4724 S.W. Macadam Avenue Portland, Oregon	97239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 220-0988

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 20, 2005, Barrett Business Services, Inc. (the “Company”), announced an agreement in principle to acquire certain assets of Pro HR, LLC, headquartered in Boise, Idaho, effective January 1, 2006. Pro HR, LLC is a privately-held professional employer organization (PEO) company and operates three offices located in Boise and Rexburg, Idaho and Grand Junction, Colorado. Closing of the acquisition is conditioned on execution of a definitive asset purchase agreement.

The all cash consideration payable in the transaction includes $4.0 million to be paid at closing and up to an additional $1.5 million based on the level of financial performance achieved by Pro HR offices in 2006. To the extent the 2006 performance target is met on an annualized basis as of June 30, 2006, a pro rata portion of the $1.5 million will be paid out of escrow as soon as all necessary accounting activity for the period has been concluded. If a shortfall in achievement of the annualized target exists at June 30, 2006, another calculation will be made as of December 31, 2006. Any shortfall in attainment of the 2006 performance target will result in a pro rata reduction to the purchase price up to a maximum of $1.5 million.

During a conference call held on December 20, 2005, to discuss the pending acquisition of Pro HR, LLC, the Company’s chief executive officer stated that management expects the Company’s financial results for the fourth quarter ending December 31, 2005, to be in line with its previously-disclosed limited financial guidance.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits: The following exhibit is furnished with this Form 8-K:

               99.1 Press Release dated December 20, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: December 20, 2005	By: /s/ Michael D. Mulholland Michael D. Mulholland Vice President - Finance